Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[ Letterhead of Cherry Bekaert LLP]

We hereby consent to the incorporation by reference in the registration statement (No. 333-49759 and No. 333-104144) on Form S-8 of First South Bankcorp, Inc, and Subsidiaries (collectively the “Company”) of our report dated March 29, 2016, with respect to the consolidated financial statements of financial condition of the Company as of December 31, 2015, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2015, which appear in Annual Report on Form 10-K.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

March 29, 2016